Exhibit 10.24.1

THIRD AMENDMENT

TO

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

(Term Loan)

THIS THIRD AMENDMENT TO FIRST AMENDED AND RESTATED CREDIT AGREEMENT (Term Loan) (“Amendment Agreement”) is made as of July 16, 2004 (“Execution Date”) to be effective as of the Effective Date, by and among Gold Kist Inc., a Georgia cooperative marketing association (“Borrower”) and CoBank, ACB (“CoBank”) as Lender.

RECITALS

A.    CoBank and Borrower have entered into that certain First Amended and Restated Credit Agreement (Term Loan) dated as of January 29, 2003, that certain First Amendment to First Amended and Restated Credit Agreement (Term Loan) dated as of February 11, 2003, and that certain Second Amendment to First Amended and Restated Credit Agreement (Term Loan) dated as of March 10, 2004 (as so amended, and as amended, modified, or supplemented from time to time, the “Credit Agreement”) pursuant to which CoBank has extended certain credit facilities to Borrower, under the terms and conditions set forth in the Credit Agreement.

B.    Borrower (1) has advised CoBank that it wishes to enter into a transaction (“Conversion Transaction”) whereby, through a merger with a Delaware corporation, Borrower is converted from a Georgia cooperative marketing association into a Delaware for profit corporation, which shall operate under the name Gold Kist Inc.; and (2) has requested that CoBank amend the Credit Agreement in certain respects to facilitate the Conversion Transaction, which CoBank is willing to do under the terms and conditions, including the other amendments, as set forth in this Amendment Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, including the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1.    Definitions. Capitalized terms used herein without definition shall have the definition given to them in the Credit Agreement if defined therein.

2.    Amendments to Credit Agreement. The parties hereto agree that the Credit Agreement shall be amended as follows as of the Effective Date:

2.1      The following Sections of Article 1 shall be amended in their entirety to read as follows:

1.44    Fiscal Year: means a period determined as provided in Section 7.15 hereof.

1.70    Net Proceeds of Stock: shall mean any proceeds received by Borrower or a consolidated Subsidiary in respect of the issuance of Stock, after deducting therefrom (a) all reasonable and customary costs and expenses incurred by Borrower or such consolidated Subsidiary directly in connection with the issuance of such Stock, including without limitation any underwriter’s discounts and commissions; and (b) for the purposes of calculating Borrower’s Consolidated Tangible Net Worth under Subsection 9.14.3, all payments made by Borrower to redeem certain outstanding written notices of allocation of Borrower in connection with a Permitted Conversion Transaction.

2.2      A new Section 1.127 is added to Article 1 reading as follows:

1.127  Conversion Date. shall mean the date on which Borrower consummates a transaction (or series of transactions) pursuant to which the status of Borrower is changed to a for-profit corporation and Borrower ceases to have the status of a cooperative under Subchapter T of the Code.

2.3      Section 4.7 shall be amended in its entirety to read as follows:

4.7      Mandatory Prepayments. Borrower shall make mandatory prepayments (“Mandatory Prepayments”) as set forth in this Section. Borrower shall make Mandatory Prepayments to the Senior Note Holders for amounts owing under the Senior Notes and to the lenders under the Rabobank Agreement (a) in an amount equal to 100% of the Net Cash Proceeds received by Borrower or a Subsidiary in respect of any offering by Borrower of Subordinated Debt (other than an offering which increases the outstandings under Borrower’s Subordinated Loan Certificates, or Subordinated Capital Certificates of Interest in existence prior to the Execution Date and described on Exhibit 4.7 hereto); (b) in an amount equal to 100% of the Net Cash Proceeds from any sale or other disposition by Borrower of any inventory (other than sales of inventory in the ordinary course); (c) in an amount equal to 100% of the Net Cash Proceeds from any other sale or other disposition (other than sales of inventory in the ordinary course of business, any sale of the assets of the Pork Division, any sale or other disposition of the SSC Securities and any sale or dispositions permitted by Section 10.5(d)), or series of related sales or dispositions, by Borrower of any assets not otherwise referenced above in this Section, where the Net Cash Proceeds exceed $5,000,000 for any such sale or $10,000,000 in the aggregate for all such sales; and (d) in an amount equal to 100% of the Net Cash Proceeds from the sale or other disposition of the SSC Securities if Borrower would be otherwise obligated to use any portion of such Net Cash Proceeds to redeem any of the Senior Unsecured Notes under the Senior Unsecured Note Documents. Each such Mandatory Prepayment of Net Cash Proceeds shall be due immediately upon the receipt by Borrower of such Net Cash Proceeds. All Mandatory Prepayments required pursuant to this Section shall be distributed (i) to the Senior Note Holders for amounts owing under the Senior Notes and to the lenders under the Rabobank Agreement, pro rata, based upon the principal outstanding under their respective Senior Notes and Revolving Loans; provided, however, that if the Senior Note Holders (other than CoBank) waive in writing their right to receive a Mandatory Prepayment pursuant to this Section 4.7 or comparable provision in their respective Senior Notes, Borrower shall make such Mandatory Prepayment to the lenders under the Rabobank Agreement and to CoBank hereunder only and in an amount equal to their pro rata share as calculated above. The Mandatory Prepayments made to CoBank as required by this Section shall be applied as provided in Subsection 4.6.2 hereof.

2.4      Article 5 is amended in its entirety to read as follows:

Borrower agrees to purchase such equity interests in CoBank (“CoBank Equity Interests”) as CoBank may from time to time require in accordance with its bylaws and capital plan as applicable generally to borrowers that are not eligible to hold voting stock in CoBank. Such CoBank Equity Interests shall be in the form of non-voting participation certificates. Patronage will be paid on such participation certificates in accordance with CoBank’s Loan Based Capital Plan, provided that Borrower shall be entitled to irrevocably waive its rights to patronage payments and, upon such waiver, to elect not to purchase additional CoBank Equity Interests, for any period by providing written notification to CoBank at least thirty (30) days prior to the commencement of such period, which notification must also describe the period during which the waiver and election not to purchase is to be effective. Such election can not be made for any period for which the waiver is not effective. Borrower’s CoBank Equity Interests (whether presently owned or acquired in the future, and without regard to whether Borrower has made the waiver, or the waiver and election, described above), including those converted to non-voting participation certificates, shall be revolved in accordance with CoBank’s Loan-Based Capital Plan. In connection with the foregoing, Borrower hereby acknowledges receipt, prior to the execution of this Credit Agreement, of CoBank’s bylaws, a written description of the terms and conditions under which the CoBank Equity Interests are issued, CoBank’s Loan-Based Capital Plan, CoBank’s most recent annual report, and, if more recent than CoBank’s latest annual report, its latest quarterly report.

2.5      Section 7.1 shall be amended in its entirety to read as follows:

7.1      Organization, Good Standing, Etc. Borrower: (a) at all times prior to the Conversion Date qualifies as a cooperative association duly incorporated and existing in good standing under the laws of the State of Georgia, and on and after the Conversion Date is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware; (b) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary; and (c) has all requisite corporate and legal power (i) to own and operate its assets and to carry on its business, and (ii) to enter into and perform the Loan Documents to which it is a party.

2.6    Section 7.15 shall be amended in its entirety to read as follows:

7.15    Fiscal Year.    Each fiscal year of Borrower begins on the Sunday after the last Thursday in June of any year and ends on the Saturday after the last Thursday in June of the next year; provided that on and after the Conversion Date Borrower may change its Fiscal Year to a year ending on or about the last Saturday of September of each year and beginning on the following day on the condition that Borrower deliver to CoBank financial statements satisfying the requirements of Subsection 9.2.1 hereof for the period from the first day of the then (before such change) current Fiscal Year through the day before the beginning of such new Fiscal Year.

2.7    Subsections 9.2.2 and 9.2.3 are amended in their entirety to read as follows:

9.2.2    Quarterly Financial Statements. As soon as available but in no event more than forty-five (45) days (or such additional number of days, not to exceed five (5), by which the required filing of financial statements with the SEC is automatically extended under the SEC’s filing requirements) after the end of each of the first three Fiscal Quarters, the following financial statements or other information concerning the operations of Borrower and its consolidated Subsidiaries, prepared in accordance with GAAP consistently applied: (a) unaudited consolidated and consolidating statements of operations and cash flow for such Fiscal Quarter and for the Fiscal Year to the end of such Fiscal Quarter; (b) an unaudited consolidated and consolidating balance sheet of Borrower and its consolidated Subsidiaries as at the end of such Fiscal Quarter, setting forth, with respect to such consolidated statements of operations and cash flow and such consolidated balance sheet, in comparative form, figures for the corresponding period in the preceding Fiscal Year, and such other quarterly statements as CoBank may reasonably request, all prepared in reasonable detail and certified by the Chief Financial Officer or Treasurer of Borrower (subject to normal year-end adjustments); and (c) a management discussion and analysis; provided that delivery by Borrower of a quarterly report on Form 10-Q for such Fiscal Quarter shall be sufficient for purposes of satisfying the requirements of this Subsection. Such quarterly financial statements required pursuant to this Subsection shall be accompanied by a Compliance Certificate.

9.2.3    [Intentionally Omitted].

2.8    Subsection 9.14.1 shall be amended in its entirety to read as follows:

9.14.1 Fixed Charge Coverage Ratio. Commencing with the third Fiscal Quarter of the 2004 Fiscal Year, at, and measured as of the end of, each Fiscal Quarter a ratio of (a) EBITDA for the previous consecutive four (4) Fiscal Quarters (including such Fiscal Quarter), (b) divided by the sum of (i) Consolidated Interest Expense for such period, (ii) the aggregate scheduled principal amount of Indebtedness for Money Borrowed (other than the Revolving Loans) to be paid within one year after the last day of such Fiscal Quarter, and (iii) cash dividends paid by Borrower during the four (4) Fiscal Quarter period then ended, equal to or greater than 1.80 to 1.00.

2.9    Section 10.1 shall be amended in its entirety to read as follows:

10.1    Limitation on Restricted Payments. Borrower will not pay or declare any dividend or make any other distribution on or on account of any class of its Stock or other equity or make cash distributions of equity (including cash patronage refunds), or make interest payments on equity, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its Stock or other equity, or redeem, purchase or otherwise acquire, directly or indirectly, any Senior Unsecured Notes or any Subordinated Debt, including, but not limited to, its Subordinated Capital Certificates of Interest, Subordinated Loan Certificates (except required redemptions as provided in the indentures pursuant to which such Subordinated Debt was issued), or permit any Subsidiary to do any of the above (all of the foregoing being herein called “Restricted Payments”) except that Borrower may make (a) (i) prior to the Conversion Date (A) cash patronage refunds in an amount, for each Fiscal Year, not to exceed 10% of the member earnings for such Fiscal Year; and (B) present value cashing retirement and death payments (net of any amount Borrower receives as insurance proceeds) in an aggregate amount not to exceed $5,000,000 in any Fiscal Year, and (ii) after the Conversion Date, the payment of any amounts that would otherwise be permitted to be paid under the immediately preceding clause (a)(i) that were not paid prior to the Conversion Date; (b) payments not to exceed, in the aggregate, the amount of the Net Proceeds of Stock received from an initial public offering of Borrower for (i) on or after the Conversion Date, the prepayment of up to thirty-five percent (35.0%) of the Senior Unsecured Notes plus any prepayment penalties, (ii) on or after the Conversion Date, the prepayment of the Subordinated Capital Certificates of Interest plus any prepayment penalties and interest on deposit, and (iii) prior to or after the Conversion Date, the redemption of certain outstanding written notices of allocation of Borrower and payments in connection with the Permitted Conversion Transaction (which, subject to the limitation in amount set forth in this clause (b), may be funded with monies not constituting Net Proceeds of Stock); and (c) after the Conversion Date, payments of cash dividends in an aggregate amount not to exceed $5,000,000.00 per Fiscal Year, provided that prior to making any cash dividend payments pursuant to the immediately preceding clause (c), Borrower shall deliver to CoBank a certificate evidencing compliance with Subsection 9.14.1 hereof after giving effect to such cash dividend payments; and provided further that Borrower shall not make any Restricted Payments upon the occurrence and during the continuance of a Default or Event of Default. So long as there is no Default or Event of Default occurring or continuing, there shall not be included in the definition of Restricted Payments: (x) dividends paid, or distributions made, in Stock of Borrower or (y) exchanges of Stock of one or more classes of Borrower, except to the extent that cash or other value is involved in such exchange. Moreover, nothing in this Section shall prevent any Subsidiary from making any Restricted Payments to Borrower or to any other Loan Party that directly owns Stock of such Subsidiary. The term “equity” as used in this Section shall include Borrower’s common stock, preferred stock, if any, other equity certificates, and notified equity accounts of patrons.

3.    Borrower’s Representations. Borrower hereby represents and warrants that, (a) Borrower has the corporate power and authority to enter into this Amendment and to perform its obligations hereunder; (b) this Amendment has been duly authorized and validly executed; and (c) after giving effect to this Amendment Agreement and the transactions contemplated hereby, no Potential Default or Event of Default has occurred and is continuing under the Credit Agreement or other Loan Documents.

4.    Effective Date. The effectiveness of this Amendment Agreement is subject to satisfaction, in CoBank’s sole discretion, of each of the following conditions precedent (the date on which all such conditions precedent are so satisfied shall be the “Effective Date”):

4.1      Representations and Warranties. The representations and warranties of Borrower in the Credit Agreement shall be true and correct in all material respects on and as of the Effective Date as though made on and as of such date.

4.2      No Event of Default. No Event of Default shall have occurred and be continuing under the Credit Agreement as of the Effective Date of this Amendment Agreement.

4.3      Payment of Fees and Expenses. Borrower shall have paid CoBank, by wire transfer of immediately available federal funds, all expenses owing pursuant to Section 5 below.

4.4      Evidence of Merger. The Conversion Date shall have occurred and Borrower shall have delivered to CoBank true and complete copies of the duly executed documents between Borrower and Gold Kist Holdings Inc. (“Survivor”) evidencing (i) the merger of Borrower with and into Survivor pursuant to which, among other things, the corporate status of Borrower is converted to a for-profit corporation and Borrower ceases to have the status of a cooperative under Subchapter T of the Code, and (ii) the change of the name of Survivor to “Gold Kist Inc.”; and (b) copies of all documents required to be delivered pursuant to Section 10.5(e) of the Credit Agreement.

4.5      Initial Public Offering. Borrower shall have consummated an initial public offering of its common stock and received Net Proceeds of Stock substantially in accordance with the S-1 Registration Statement filed by Borrower, as amended, with the Securities and Exchange Commission, and Borrower shall have given CoBank written notice of such consummation.

4.6      Rabobank Agreement. CoBank shall have received proof satisfactory to it that the First Amendment to the Rabobank Agreement has been executed by all parties and is in full force and effect.

5.    Costs; Expenses and Taxes. Borrower agrees to reimburse CoBank on demand for all out-of-pocket costs, expenses and charges (including, without limitation, all fees and charges of external legal counsel) incurred by CoBank in connection with the preparation, reproduction, execution and delivery of this Amendment Agreement and any other instruments and documents to be delivered hereunder.

6.    General Provisions.

6.1    No Waiver; Continuing Effect; References. The execution, delivery and effectiveness of this Amendment Agreement shall not operate as a waiver of any right, power or remedy of CoBank under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents, and the Credit Agreement, as expressly modified hereby, and each of the other Loan Documents, are hereby ratified and confirmed and shall continue in full force and effect and be binding upon the parties thereto. Any direct or indirect reference in the Loan Documents to the “Credit Agreement” shall be deemed to be a reference to the Credit Agreement as amended by this Amendment Agreement.

6.2    Governing Law. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

6.3    Counterparts. This Amendment Agreement may be executed in any number of counterparts and by different parties to this Amendment Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by telefax or facsimile or by e-mail transmission of an adobe file format document (also known as a PDF file), shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Amendment Agreement by telefax or telefacsimile, or by e-mail transmission of an adobe file format document also shall deliver an original executed counterpart of this Amendment Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment Agreement.

[THE EXECUTION PAGE IS THE NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to First Amended and Restated Credit Agreement (Term Loan) to be executed by their duly authorized officers as of the Effective Date.

BORROWER: GOLD KIST INC., a cooperative marketing association formed under the laws of the State of Georgia

By:	/s/ Stephen O. West
Name: Stephen O. West Title: Chief Financial Officer, Vice President

LENDER: COBANK, ACB

By:	/s/ Mary Beth Curry
Name: Mary Beth Curry Title: Vice President

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